Exhibit 99.1

FOR IMMEDIATE RELEASE

REV Group Appoints New Chief Financial Officer

BROOKFIELD, Wis – April 15, 2024 – REV Group, Inc. (NYSE:REVG), a leading manufacturer of specialty vehicles, announces Amy Campbell has joined the company as Chief Financial Officer, effective today. Campbell sits on REV’s executive leadership team and reports to CEO and President Mark Skonieczny.

Prior to REV Group, Campbell served as CFO of ASC Engineered Solutions and CFO for BrandSafway’s Commercial and Industrial Division. In addition, she had a 23-year tenure with Caterpillar, Inc., which included several segment CFO roles, Vice President of Investor Relations, and Chief Audit Officer. Campbell joined Caterpillar as an intern and held a broad spectrum of accounting and finance leadership positions across Manufacturing Operations, Global Information Systems, Product Development, and Corporate.

“Amy is an experienced and highly respected finance executive,” said Mark Skonieczny, CEO and President, REV Group. “I am thrilled she’s joining our leadership team and look forward to working together. With her broad financial experience, she will provide important leadership and guidance to REV Group.”

Campbell graduated summa cum laude from Illinois Wesleyan University with a major in accounting and a minor in economics.  She is a Certified Public Accountant, a Certified Internal Auditor and a Certified 6 Sigma Blackbelt. Campbell is also a graduate of Northwestern University’s Kellogg School of Management’s Women’s Senior Leadership program and the Digging Deep Executive Leadership program at Duke University.

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About REV Group, Inc.

REV Group companies are leading designers and manufacturers of specialty vehicles and related aftermarket parts and services, which serve a diversified customer base, primarily in the United States, through two segments: Specialty Vehicles and Recreational Vehicles. The Specialty Vehicles Segment provides customized vehicle solutions for applications, including essential needs for public services (ambulances and fire apparatus) and commercial infrastructure (terminal trucks and industrial sweepers). REV Group’s Recreational Vehicles Segment manufactures a variety of RVs from Class B vans to Class A motorhomes. REV Group's portfolio is made up of well-established principal vehicle brands, including many of the most recognizable names within their industry. Several of REV Group's brands pioneered their specialty vehicle product categories and date back more than 50 years. REV Group trades on the NYSE under the symbol REVG. Investors-REVG

Investor Relations:

Drew Konop
VP, Investor Relations & Corporate FP&A

+1.262.957.4594 (mobile)
investors@revgroup.com

Media Relations:

Julie Nuernberg

Sr Director, Marketing & Communications

+1.262.389.8620 (mobile)

julie.nuernberg@revgroup.com